Exhibit 10.01

STATE AUTO FINANCIAL CORPORATION
2017 LONG-TERM INCENTIVE PLAN

(Effective May 5, 2017)

STATE AUTO FINANCIAL CORPORATION
2017 LONG-TERM INCENTIVE PLAN
(Effective May 5, 2017)

ARTICLE I ESTABLISHMENT, PURPOSE AND DURATION		1

1.1	Establishment	1
1.2	Purpose of the Plan	1
1.3	Duration of the Plan	1

ARTICLE II DEFINITIONS

2.1	"Affiliate"	1
2.2	"Authorized Shares"	2
2.3	"Award"	2
2.4	"Award Agreement"	2
2.5	"Board"	2
2.6	"Cash‑Based Award"	2
2.7	"Change in Control"	2
2.8	"Code"	2
2.9	"Committee"	3
2.10	"Company"	3
2.11	"Compensation Committee"	3
2.12	"Corporate Event"	3
2.13	"Covered Employee"	3
2.14	"Deferred Stock Unit"	3
2.15	"Deferred Stock Unit Award"	3
2.16	"Disability"	3
2.17	"Dividend Equivalent"	4
2.18	"Effective Date"	4
2.19	"Employee"	4
2.20	"Exchange Act"	4
2.21	"Fair Market Value"	4
2.22	"Fiscal Year"	5
2.23	"Forfeiture Determination"	5
2.24	"Other Stock-Based Award"	5
2.25	"Participant"	5
2.26	"PAU"	5
2.27	"Performance-Based Compensation"	5
2.28	"Performance Goals"	5
2.29	"Performance Stock Award"	5
2.30	"Performance Unit Award"	5
2.31	"Period of Restriction"	5
2.32	"Plan"	5
2.33	"Preexisting Plan"	5
2.34	"Restricted Stock"	5
2.35	"Restricted Stock Award"	6
2.36	"Retirement"	6
2.37	"Section 409A"	6
2.38	"Stock"	6
2.39	"Substantial Risk of Forfeiture"	6
2.40	"Termination of Employment"	6

STATE AUTO FINANCIAL CORPORATION
2017 LONG-TERM INCENTIVE PLAN
(Effective May 5, 2017)

ARTICLE III ELIGIBILITY AND PARTICIPATION		6

3.1	Eligibility	6
3.2	Participation	6

ARTICLE IV GENERAL PROVISIONS RELATING TO AWARDS		6

4.1	Authority to Grant Awards	6
4.2	Accounting for Shares Under the Authorized Shares Limit	7
4.3	Non-Transferability	8
4.4	Requirements of Law	8
4.5	Changes in the Company’s Capital Structure	8
4.6	Election Under Section 83(b) of the Code	10
4.7	Forfeiture for Cause	11
4.8	Forfeiture Events	11
4.9	Recoupment in Restatement Situations	11
4.10	Award Agreements	12
4.11	Rights as Shareholder	12
4.12	Issuance of Shares of Stock	12
4.13	Restrictions on Stock Received	12
4.14	Compliance With Section 409A	12
4.15	Source of Shares Deliverable Under Awards	13
4.16	Limitations on Vesting of Awards	13

ARTICLE V RESTRICTED STOCK AWARDS		13

5.1	Restricted Stock Awards	13
5.2	Restricted Stock Award Agreement	13
5.3	Participant’s Rights as Shareholder	14

ARTICLE VI DEFERRED STOCK UNIT AWARDS		14

6.1	Authority to Grant Deferred Stock Unit Awards	14
6.2	Deferred Stock Unit Award	14
6.3	Deferred Stock Unit Award Agreement	14
6.4	Dividend Equivalents	15
6.5	Form of Payment Under Deferred Stock Unit Award	15
6.6	Time of Payment Under Deferred Stock Unit Award	15
6.7	Participant’s Rights as Shareholder	15

ARTICLE VII CASH‑BASED AWARDS, PERFORMANCE STOCK AWARDS AND
	PERFORMANCE UNIT AWARDS	15

7.1	Authority to Grant Cash‑Based Awards, Performance Stock Awards and Performance Unit Awards	15
7.2	Performance Goals and Performance Criteria	16
7.3	Time of Establishment of Performance Goals	17
7.4	Written Agreement	17
7.5	Form and Time of Payment Under Cash‑Based Award	17
7.6	Form and Time of Payment Under Performance Unit Award	18
7.7	Participant’s Rights as Shareholder With Respect to a Performance Stock Award	18
7.8	Increases Prohibited	18
7.9	Shareholder Approval	18
7.10	Dividend Equivalents	18

ii

STATE AUTO FINANCIAL CORPORATION
2017 LONG-TERM INCENTIVE PLAN
(Effective May 5, 2017)

ARTICLE VIII Other Stock-Based Awards		19

8.1	Authority to Grant Other Stock-Based Awards	19
8.2	Value of Other Stock-Based Award	19
8.3	Written Agreement	19
8.4	Payment of Other Stock-Based Award	19
8.5	Time of Payment of Other Stock-Based Award	19

ARTICLE IX SUBSTITUTION AWARDS		19

ARTICLE X ADMINISTRATION		20

10.1	Awards	20
10.2	Authority of the Committee	20
10.3	Decisions Binding	21
10.4	No Liability	21

ARTICLE XI AMENDMENT OR TERMINATION OF PLAN OR AWARD
	AGREEMENT	21

11.1	Amendment, Modification, Suspension, and Termination of the Plan	21
11.2	Amendment, Modification, Suspension, and Termination of Award Agreement	21
11.3	Awards Previously Granted	21

ARTICLE XII MISCELLANEOUS		22

12.1	Unfunded Plan/No Establishment of a Trust Fund	22
12.2	No Employment Obligation	22
12.3	Tax Withholding	22
12.4	Gender and Number	23
12.5	Severability	23
12.6	Headings	23
12.7	Other Compensation Plans	23
12.8	Other Awards	23
12.9	Law Limitations/Governmental Approvals	23
12.10	Delivery of Title	23
12.11	Inability to Obtain Authority	23
12.12	Investment Representations	23
12.13	No Fractional Shares	23
12.14	Interpretation	24
12.15	Governing Law; Venue.	24

iii

STATE AUTO FINANCIAL CORPORATION
2017 LONG-TERM INCENTIVE PLAN

(Effective May 5, 2017)

ARTICLE I

ESTABLISHMENT, PURPOSE AND DURATION

1.1    Establishment. The Company, State Auto Financial Corporation, hereby establishes an incentive compensation plan, to be known as the "State Auto Financial Corporation 2017 Long-Term Incentive Plan," as set forth in this document. The Plan permits the grant of Restricted Stock, Deferred Stock Units, Cash‑Based Awards (including PAU's), Performance Stock Awards, Performance Unit Awards and Other Stock-Based Awards. The Plan was approved by the Board of Directors of the Company on March 3, 2017 and shall become effective on the date the Plan is approved by the holders of at least a majority of the outstanding shares of voting stock of the Company at a meeting of the shareholders of the Company (the "Effective Date").

1.2    Purpose of the Plan. The Plan is intended to advance the interests of the Company, its Affiliates and its shareholders and promote the long-term growth of the Company by providing Employees with incentives to maximize shareholder value and to otherwise contribute to the success of the Company and its Affiliates, thereby aligning the interests of Employees with the interests of the Company's shareholders and providing Employees with additional incentives to continue their employment with the Company or its Affiliates.

1.3    Duration of the Plan. The Plan shall continue indefinitely until it is terminated pursuant to Section 11.1. The applicable provisions of the Plan will continue in effect with respect to an Award granted under the Plan for as long as such Award remains outstanding.

ARTICLE II

DEFINITIONS

Each word and phrase defined in this Article shall have the meaning set forth below throughout the Plan, unless the context in which any such word or phrase appears reasonably requires a broader, narrower or different meaning.

2.1    "Affiliate" means any corporation, partnership, limited liability company or association, trust or other entity or organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (a) to vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or comparable individuals of the controlled entity or organization, or (b) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

2.2    "Authorized Shares" shall have the meaning ascribed to that term in Section 4.1(a).

2.3    "Award" means, individually or collectively, a grant under the Plan of Restricted Stock, a Deferred Stock Unit, a Cash‑Based Award (including a PAU), a Performance Stock Award, a Performance Unit Award, or an Other Stock-Based Award, in each case subject to the terms and provisions of the Plan.

2.4    "Award Agreement" means a written or electronic agreement that sets forth the terms and conditions applicable to an Award granted under the Plan.

2.5    "Board" means the Board of Directors of the Company.

2.6    "Cash‑Based Award" means a cash Award granted pursuant to Article VII.

2.7    "Change in Control" means, except as otherwise provided in an Award Agreement, the occurrence of any of the following during the term of the applicable Award Agreement:

(a)any "person" as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act, but excluding the Company and any Affiliate and any employee benefit plan sponsored or maintained by the Company or any Affiliate (including any trustee of such plan acting as trustee) and excluding State Automobile Mutual Insurance Company, directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time) of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities;

(b)during any period of 24 consecutive months during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority of the Board; provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of, or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this Section 2.7(b);

(c)the occurrence of a transaction requiring shareholder approval for the acquisition of the Company by an entity other than the Company or subsidiary through purchase of assets, by merger or otherwise; or

(d)the occurrence of a "Rule 13e-3 transaction" (as defined in Rule 13e-3 under the Exchange Act) requiring approval by the shareholders of the Company.

2.7    "Code" means the United States Internal Revenue Code of 1986, as amended from time to time.

2.8    "Committee" means the Compensation Committee or, if the Compensation Committee chooses to delegate its duties, a committee of at least two persons who are members of the Compensation Committee and are appointed by the Compensation Committee to administer the Plan. Each member of the Committee in respect of his or her participation in any decision with respect to an Award that is intended to satisfy the requirements of Section 162(m) of the Code must satisfy the requirements of “outside director” status within the meaning of Section 162(m) of the Code; provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. The requirements of Rule 16b-3(d)(1) of the General Rules and Regulations under the Exchange Act with respect to committee action must be satisfied for any Awards authorized by the Committee that are intended to be exempt under Rule 16b-3 of the General Rules and Regulations under the Exchange Act.

2.9    "Company" means State Auto Financial Corporation, an Ohio corporation, or any successor (by reincorporation, merger or otherwise).

2.10    "Compensation Committee" means the Compensation Committee of the Board, the composition and governance of which is subject to Section 5605(d) of the NASDAQ Stock Market Rules.

2.11    "Corporate Event" shall have the meaning ascribed to that term in Section 4.5(a).

2.12    "Covered Employee" means an Employee who is a "covered employee," as defined in Section 162(m) of the Code and the regulations and other guidance promulgated by the United States Department of Treasury or the Internal Revenue Service under Section 162(m) of the Code, or any successor statute.

2.13    "Deferred Stock Unit" means a deferred stock unit credited to a Participant’s ledger account maintained by the Company pursuant to Article VI.

2.14    "Deferred Stock Unit Award" means an Award granted pursuant to Article VI.

2.15    "Disability" means, as determined by the Committee in its discretion exercised in good faith, (a) in the case of an Award that is exempt from the application of the requirements of Section 409A and is granted to a Participant who is covered by the Company's long-term disability insurance policy or plan, a physical or mental condition of the Participant that would entitle him or her to payment of disability income payments under such long-term disability insurance policy or plan as then in effect, (b) in the case of an Award that is exempt from the application of the requirements of Section 409A and is granted to a Participant who is not covered by the Company's long-term disability insurance policy or plan for whatever reason, or in the event the Company does not maintain such a long-term disability insurance policy or plan, a permanent and total disability as defined in section 22(e)(3) of the Code and (c) in the case of an Award that is not exempt from the application of the requirements of Section 409A, a physical or mental condition of the Participant where (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, the Participant shall submit to an examination by such physician upon request by the Committee.

2.16    "Dividend Equivalent" means a payment equivalent in amount to a dividend paid with respect to a share of the Stock to the Company’s shareholders.

2.17    "Effective Date" shall have the meaning ascribed to that term in Section 1.1.

2.18    "Employee" means (a) a person employed by the Company or any Affiliate as a common law employee and (b) a person who has agreed to become a common law employee of the Company or any Affiliate and is expected to become such within three (3) months after the date of grant of the Award, but excluding (c) any person employed as a temporary employee, leased employee or contractor.

2.19    "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor act.

2.20    "Fair Market Value" of the Stock as of any particular date means,

(a)    if the Stock is traded on a stock exchange, and

(i)	if the Stock is traded on that date, the closing sale price of the Stock on that date; or

(ii)	if the Stock is not traded on that date, the closing sale price of the Stock on the last trading date immediately preceding that date;

as reported on the principal securities exchange on which the Stock is traded; or
(b)    if the Stock is traded in the over-the-counter market, and

(i)    if the Stock is traded on that date, the average between the high bid and low asked price on that date; or

(ii)    if the Stock is not traded on that date, the average between the high bid and low asked price on the last trading date immediately preceding that date;

as reported in such over-the-counter market; provided, however, that (x) if the Stock is not so traded, or (y) if, in the discretion of the Committee, another means of determining the fair market value of a share of Stock at such date shall be necessary or advisable, the Committee may provide for another method or means for determining such fair market value, which method or means shall comply with the requirements of a reasonable valuation method as described under Section 409A.
2.21    "Fiscal Year" means the Company's fiscal year.

2.22    "Forfeiture Determination" shall have the meaning ascribed to that term in Section 4.7(a).

2.23    "Other Stock-Based Award" means an equity-based or equity-related Award not otherwise described by the terms and provisions of the Plan that is granted pursuant to Article VIII.

2.24    "Participant" means a person who has been granted an Award or any person who is entitled to receive shares of Stock or cash under an Award.

2.25    "PAU" means a Cash‑Based Award in the form of a Performance Unit Award granted to a Participant pursuant to Article VII.

2.26    "Performance-Based Compensation" means compensation under an Award that is intended to satisfy the requirements of Section 162(m) of the Code for deductibility of remuneration paid to Covered Employees.

2.27    "Performance Goals" means one or more of the criteria described in Section 7.2 on which the performance goals applicable to a Performance Stock Award or a Performance Unit Award are based.

2.28    "Performance Stock Award" means an Award designated as a performance stock award granted to a Participant pursuant to Article VII.

2.29    "Performance Unit Award" means an Award designated as a performance unit award granted to a Participant pursuant to Article VII.

2.30    "Period of Restriction" means the period during which Restricted Stock is subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article V.

2.31    "Plan" means the State Auto Financial Corporation 2017 Long-Term Incentive Plan, as set forth in this document as it may be amended from time to time.

2.32    "Preexisting Plan" means the State Auto Financial Corporation 2009 Equity Incentive Compensation Plan. After the Effective Date, no further awards will be granted under the Preexisting Plan.

2.33    "Restricted Stock" means shares of restricted Stock issued or granted under the Plan pursuant to Article V.

2.34    "Restricted Stock Award" means an authorization by the Committee to issue or transfer Restricted Stock to a Participant.

2.35    "Retirement" means, unless otherwise determined by the Committee, an Employee's Termination of Employment after attaining age 55 and completing at least 5 years of service with the Company or an Affiliate.

2.36    "Section 409A" means Section 409A of the Code and the regulations and other guidance promulgated by the United States Department of Treasury or the United States Internal Revenue Service under Section 409A of the Code, or any successor statute.

2.37    "Stock" means the common shares, without par value, of the Company.

2.38    "Substantial Risk of Forfeiture" shall have the meaning ascribed to that term in Section 409A.

2.39    "Termination of Employment" means (a) if the Award Agreement is not exempt from and is subject to Section 409A, the termination of the Award recipient’s employment with the Company and all Affiliates in a manner that constitutes a "separation from service" (as that term is defined for purposes of Section 409A using the default rules) as determined by the Committee and (b) if the Award Agreement is exempt from and not subject to Section 409A, the termination of the Award recipient's employment relationship with the Company and all Affiliates as determined by the Committee.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1    Eligibility. Except as otherwise specified in this Article III, the persons who are eligible to receive Awards under the Plan are Employees who are executive, administrative, professional or technical personnel who, in the opinion of the Committee, have responsibilities affecting the management, development or financial success of the Company or one or more of its Affiliates. Awards other than Performance Stock Awards or Performance Unit Awards may also be granted to a person who is expected to become an Employee within three (3) months of the date of grant.

3.2    Participation. Subject to the terms and provisions of the Plan, the Committee may, from time to time, select the eligible persons to whom Awards shall be granted and shall determine the nature and amount of each Award.

ARTICLE IV

GENERAL PROVISIONS RELATING TO AWARDS

4.1    Authority to Grant Awards. Subject only to any applicable limitations set out in the Plan, the number of shares of Stock or other value to be covered by any Award to be granted under the Plan shall be as determined by the Committee in its sole discretion. Subject to Section 4.2 and Section 4.5, the following rules shall apply to grants of Awards under the Plan:

(a)    The aggregate number of shares of Stock with respect to which Awards may be granted under the Plan is 2,350,660 which consists of the shares of Stock that, as of the Effective Date, remain available under the Preexisting Plan (the "Authorized Shares").

(b)    Upon a grant of an Award, the number of shares of Stock available for issuance under the Plan shall be reduced by an amount equal to the number of shares of Stock subject to such Award, and any shares of Stock underlying an Award that become available for future grant under the Plan pursuant to Section 4.2 shall be added back to the Plan in an amount equal to the number of shares of Stock subject to such an Award that become available for future grant under the Plan pursuant to Section 4.2.

(c)    The maximum number of shares of Stock with respect to which Performance Stock Awards may be granted to an Employee during a Fiscal Year is equal to 250,000. The maximum number of shares of Stock with respect to which Performance Unit Awards payable in shares of Stock may be granted to an Employee during a Fiscal Year is equal to 250,000. In the case of Performance Stock Awards or Performance Unit Awards that are settled in cash based on the Fair Market Value of a share of Stock, the maximum aggregate amount of cash that may respectively be paid pursuant to each such type of Award to any Employee in any Fiscal Year shall be equal to the per share Fair Market Value as of the relevant payment or settlement date multiplied by 5.0. The maximum value of cash with respect to which Cash‑Based Awards may be granted to an Employee during a Fiscal Year, determined as of the dates of grants of the Cash‑Based Awards, is $5,000,000. The limitations set forth in this Section 4.1(c) shall be applied in a manner that is consistent with the provisions of Section 162(m) of the Code.

(d)    Each of the foregoing numerical limits stated in this Section 4.1 shall be subject to adjustment in accordance with the provisions of Section 4.5.

4.2    Accounting for Shares Under the Authorized Shares Limit.

(a)    To the extent that any outstanding Award terminates or expires, is forfeited or cancelled, for any reason, or is settled in cash in lieu of shares of Stock or in a manner such that all or some of the shares of Stock covered by the Award are not issued or are exchanged for Awards that do not involve shares of Stock, the shares of Stock allocable to such portion of the Award will immediately become available to be issued pursuant to an Award granted under the Plan.

(b)    Any shares of Stock subject to outstanding awards under the Preexisting Plan as of the Effective Date that on or after the Effective Date cease for any reason to be subject to such awards other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in shares of Stock will immediately become available to be issued pursuant to an Award granted under the Plan.

(c)    If shares of Stock are withheld from payment of an Award (or an award under the Preexisting Plan) to satisfy tax obligations with respect to the Award, such shares of Stock will immediately become available to be issued pursuant to an Award granted under the Plan.

(d)    If shares of Stock are tendered in payment of the option price of an option under the Preexisting Plan, such shares of Stock will not become available to be issued pursuant to an Award granted under the Plan and the full number of shares of Stock subject to the option will be counted against the Authorized Shares as one share for each share subject to the option.

(e)    If shares of Stock are repurchased by the Company on the open market with the proceeds of an option exercise under the Preexisting Plan, such shares of Stock will not become available to be issued pursuant to an Award granted under the Plan.

(f)    In the case of any Award granted through the assumption of, or in substitution for, an outstanding award granted by a company or business acquired by the Company or an Affiliate of the Company or with which the Company or an Affiliate of the Company merges, consolidates or enters into a similar corporate transaction, shares of Stock issued or issuable in connection with such substitute Award shall not count against the aggregate number of shares of Stock with respect to which Awards may be granted under the Plan.

4.3    Non-Transferability. Except as specified in the applicable Award Agreement or in a domestic relations court order, no Award may be transferred, sold, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law, for consideration or otherwise) or be subject to execution, attachment or similar process, other than by will or under the laws of descent and distribution, and shall be exercisable, during the Participant’s lifetime, only by him or her. Any attempted transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition of an Award in violation of this Section 4.3 shall be null and void.

4.4    Requirements of Law. The Company shall not be required to sell or issue any shares of Stock under any Award if issuing those shares of Stock would constitute or result in a violation by the Participant or the Company of any provision of any law, statute or regulation of any governmental authority. Specifically, in connection with any applicable statute or regulation relating to the registration of securities, upon exercise of any option or pursuant to any other Award, the Company shall not be required to issue any shares of Stock unless the Committee has received evidence satisfactory to it to the effect that the Participant will not transfer the shares of Stock except in accordance with applicable law, including receipt of an opinion of counsel satisfactory to the Company to the effect that any proposed transfer complies with applicable law. The determination by the Committee on this matter shall be final, binding and conclusive.

4.5    Changes in the Company's Capital Structure.

(a)    If and to the extent necessary or appropriate to reflect any stock dividend, extraordinary dividend, stock split or share combination or any recapitalization, merger, consolidation, exchange of shares, spin-off, liquidation or dissolution of the Company or other similar transaction affecting the Stock (each, a "Corporate Event"), the Committee shall adjust the number of shares of Stock available for issuance under the Plan, any other limit applicable under the Plan with respect to the number of Awards that may be granted hereunder, and the number, class and exercise price (if applicable) or base price (if applicable) of any outstanding Award, and/or make such substitution, revision or other provisions or take such other actions with respect to any outstanding Award or the Participant or Participants thereof, in each case as it determines to be equitable. Without limiting the generality of the foregoing sentence, in the event of any such Corporate Event, the Committee shall have the power to make such changes as it deems appropriate in (i) the number and type of shares or other securities covered by outstanding Awards, (ii) the prices specified therein (if applicable), (iii) the securities, cash or other property to be received upon the exercise, settlement or conversion of such outstanding Awards or otherwise to be received in connection with such outstanding Awards and (iv) any applicable Performance Goals. After any adjustment made by the Committee pursuant to this Section 4.5(a), the number of shares of Stock subject to each outstanding Award shall be rounded down to the nearest whole number of whole or fractional shares (as determined by the Committee), and (if applicable) the exercise price thereof shall be rounded up to the nearest cent.

(b)    If while unexercised or unvested Awards remain outstanding under the Plan a Change in Control occurs, then, except as otherwise provided in an Award Agreement or another agreement between the Participant and the Company, the Committee, acting in its sole and absolute discretion without the consent or approval of any Participant, shall act to effect one or more of the following alternatives, which may vary among individual Participants and which may vary among Awards held by any individual Participant:

(i)    with respect to Awards subject to Performance Goals, except as otherwise determined by the Committee, all incomplete performance periods in respect of such Awards in effect on the date the Change in Control occurs shall end on the date of such change and the Committee shall: (A) determine the extent to which Performance Goals with respect to each such performance period have been met based upon such audited or unaudited financial information then available as it deems relevant; and (B) cause to be paid to the Participant pro-rated Awards (based on each completed day of the performance period prior to the Change in Control) based upon the Committee’s determination of the degree of attainment of such Performance Goals or, if not determinable, assuming that the applicable target levels of performance have been attained (or on such other basis as the Committee determines to be appropriate); provided that in no event shall a Participant become entitled to a payout in excess of the target level payout with respect to a Performance Goal for which the Committee has not determined the actual level of achievement;

(ii)    with respect to all or selected Participants, have some or all of their then outstanding Awards (whether vested or unvested) assumed or have a new award of a similar nature substituted for some or all of their then outstanding Awards under the Plan (whether vested or unvested) by an entity which is a party to the transaction resulting in such Change in Control and which is then employing such Participant or which is affiliated or associated with such Participant in the same or a substantially similar manner as the Company prior to the Change in Control, or a parent or subsidiary of such entity, provided that (A) such assumption or substitution is on a basis where the excess of the aggregate fair market value of the stock subject to the Award immediately after the assumption or substitution over the aggregate exercise price of such Award is equal to the excess of the aggregate fair market value of all Stock subject to the Award immediately before such assumption or substitution over the aggregate exercise price of such Award, and (B) the assumed rights under such existing Award or the substituted rights under such new Award, as the case may be, will have the same or better terms and conditions as the rights under the existing Award assumed or substituted for, as the case may be;
(iii)    provide that the number and class or series of Stock covered by an Award (whether vested or unvested) theretofore granted shall be adjusted so that such Award when exercised shall thereafter cover the number and class or series of Stock or other securities or property (including cash) to which the Participant would have been entitled pursuant to the terms of the agreement or plan relating to such Change in Control if, immediately prior to such Change in Control, the Participant had been the Participant of record of the number of shares of Stock then covered by such Award; or
(iv)    make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change in Control (provided, however, that the Committee may determine in its sole and absolute discretion that no such adjustment is necessary to reflect such Change in Control).
In effecting one or more of the alternatives set out in paragraphs (ii), (iii) or (iv) immediately above, and except as otherwise may be provided in an Award Agreement, the Committee, in its sole and absolute discretion and without the consent or approval of any Participant, may accelerate the time at which some or all Awards then outstanding may be exercised.
4.6    Election Under Section 83(b) of the Code. In any case in which a Participant is permitted to make an election under section 83(b) of the Code in connection with an Award, the Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under section 83(b) of the Code or other applicable provision.

4.7    Forfeiture for Cause.

(a)    Notwithstanding any other provision of the Plan or an Award Agreement to the contrary, if a determination is made as provided in Section 4.7(b) (a "Forfeiture Determination"), the Company may determine, in accordance with the Forfeiture Determination, that all or a portion of the Participant’s rights to an Award (including, but not limited to, shares of Stock, cash proceeds and/or dividends) shall be forfeited. For this purpose, a Forfeiture Determination may be made if (i) the Participant, before or after the termination of his or her employment with the Company and all Affiliates, (A) committed fraud, embezzlement, theft, felony or an act of dishonesty in the course of his or her employment by the Company or an Affiliate, (B) knowingly caused or assisted in causing the publicly released financial statements of the Company to be misstated or the Company or an Affiliate of the Company to engage in criminal misconduct, (C) disclosed trade secrets of the Company or an Affiliate or (D) violated the terms of any non-competition, non-disclosure or similar agreement with respect to the Company or any Affiliate to which the Participant is a party, and (ii) in the case of the actions described in clause (A), (C) and (D), such action materially and adversely affected the Company.

(b)    A Forfeiture Determination for purposes of Section 4.7(a) shall be made (i) before the occurrence of a Change in Control, by a majority vote of the Committee and (ii) on or after the occurrence of a Change in Control, by the final, non-appealable order of a court of competent jurisdiction. The findings and decision of the Committee with respect to a Forfeiture Determination made before the occurrence of a Change in Control, including those regarding the acts of the Participant and the damage done to the Company, will be final for all purposes absent a showing by clear and convincing evidence of manifest error by, or a lack of good faith on the part of, the Committee.

4.8    Forfeiture Events. Without limiting the applicability of Section 4.7 or Section 4.9, the Committee may specify in an Award Agreement that the Participant's rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, Termination of Employment for cause, Termination of Employment for any other reason, violation of material policies of the Company and its Affiliates, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and its Affiliates.

4.9    Recoupment in Restatement Situations. Without limiting the applicability of Section 4.7 or Section 4.8, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws, the current or former Participant who was a current or former executive officer of the Company or an Affiliate shall forfeit and must repay to the Company any compensation awarded under the Plan to the extent specified in any clawback or similar policy that may be implemented by the Company from time to time, including such policies that may be implemented after the date an Award is granted, pursuant to the listing standards of any national securities exchange or association on which the Company's securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, or other agreement or arrangement with a Participant.

4.10    Award Agreements. Each Award shall be embodied in a written or electronic Award Agreement that shall be subject to the terms and conditions of the Plan. The Award Agreement shall be signed by (including by electronic signature) or delivered on behalf of an authorized executive officer of the Company, other than the Participant, on behalf of the Company, and may be signed (including by electronic signature) or acknowledged by the Participant to the extent required by the Committee. The Award Agreement shall set forth the terms and conditions applicable to the Award following the Participant's Termination of Employment. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Awards granted pursuant to the Plan, and may reflect distinctions based on the reasons for termination or severance. The Award Agreement may specify the effect of a Change in Control on the Award. The Award Agreement may contain any other provisions that the Committee in its discretion shall deem advisable which are not inconsistent with the terms and provisions of the Plan. An Award Agreement may be altered, amended, modified, or suspended as provided in Section 11.2. An Award Agreement may be terminated as provided in Section 11.2 and elsewhere in the Plan including Sections 4.7, 4.8 and 4.9.

4.11    Rights as Shareholder. A Participant shall not have any rights as a shareholder with respect to Stock covered by a Deferred Stock Unit, a Performance Unit, or an Other Stock-Based Award payable in Stock until the date, if any, such Stock is issued by the Company; and, except as otherwise provided in Section 4.5, no adjustment for dividends, or otherwise, shall be made if the record date therefor is prior to the date of issuance of such Stock.

4.12    Issuance of Shares of Stock. Shares of Stock, when issued, may be represented by a certificate or by book or electronic entry.

4.13    Restrictions on Stock Received. The Committee may impose such conditions and restrictions on any shares of Stock issued pursuant to an Award as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the shares of Stock for a specified period of time.

4.14    Compliance With Section 409A. Awards shall be designed, granted and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A. The Plan and each Award Agreement under the Plan that is intended to comply with the requirements of Section 409A shall be construed and interpreted in accordance with such intent. If the Committee determines that an Award, Award Agreement, payment, distribution, deferral election, transaction, or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to additional taxes under Section 409A, then unless the Committee specifically provides otherwise, such Award, Award Agreement, payment, distribution, deferral election, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan and Award Agreement will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Section 409A to the extent determined appropriate by the Committee, in each case without the consent of or notice to the Participant. Notwithstanding any other provision of the Plan or an Award Agreement, if an Award is not exempt from the requirements of Section 409A, the Participant is a "specified employee" (within the meaning of Section 409A) and a payment under the Award is due as a result of such individual’s "separation from service" (as that term is defined for purposes of Section 409A using the default rules) then no payment shall be made under the Award due to such separation from service before the date that is six (6) months after the date on which the Participant incurs such separation from service, except as otherwise allowed by Section 409A.

4.15    Source of Shares Deliverable Under Awards. Any shares of Stock delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued shares of Stock or of treasury shares of Stock.

4.16    Limitations on Vesting of Awards.

(a)    Unless the applicable Award Agreement specifies otherwise, an Award shall not continue to vest after the Termination of Employment of the Participant for any reason.

(b)    Any Award granted under the Plan must include a minimum vesting period of at least one (1) year, provided, however, that (i) an Award Agreement may provide that the Award will vest before the completion of such one (1) year period upon the death or Disability of the original grantee of the Award or a Change in Control and (ii) Awards covering, in the aggregate, up to five percent (5%) of the Authorized Shares may be issued without any minimum vesting period.

ARTICLE V

RESTRICTED STOCK AWARDS

5.1    Restricted Stock Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may make Awards of Restricted Stock under the Plan to eligible persons in such number and upon such terms as the Committee shall determine. The amount of and the vesting, transferability and forfeiture restrictions applicable to any Restricted Stock Award shall be determined by the Committee in its sole discretion. If the Committee imposes vesting, transferability and forfeiture restrictions on a Participant's rights with respect to Restricted Stock, the Committee may issue such instructions to the Company's share transfer agent in connection therewith as it deems appropriate. The Committee may also cause the certificate for shares of Stock issued pursuant to a Restricted Stock Award to be imprinted with any legend which counsel for the Company considers advisable with respect to the restrictions or, should the shares of Stock be represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the shares of Stock as counsel for the Company considers necessary or advisable to comply with applicable law.

5.2    Restricted Stock Award Agreement. Each Restricted Stock Award shall be evidenced by an Award Agreement that contains any vesting, transferability and forfeiture restrictions and other provisions not inconsistent with the Plan as the Committee may specify.

5.2    Participant’s Rights as Shareholder. Subject to the terms and conditions of the Plan, each recipient of a Restricted Stock Award shall have all the rights of a shareholder with respect to the shares of Restricted Stock included in the Restricted Stock Award during the Period of Restriction established for the Restricted Stock Award. Dividends paid with respect to Restricted Stock in cash or property other than shares of Stock or rights to acquire shares of Stock shall be subject to the same vesting, transferability and forfeiture restrictions applicable to such Restricted Stock. Any dividends described in the preceding sentence shall be paid to the recipient of the Restricted Stock Award at the time that the vesting, transferability and forfeiture restrictions applicable to such Restricted Stock lapse; provided, that, to the extent that such vesting, transferability or forfeiture restrictions do not lapse, such dividends shall be forfeited by the recipient of the Restricted Stock Award. Dividends paid in shares of Stock or rights to acquire shares of Stock shall be added to and become a part of the Restricted Stock. During the Period of Restriction, certificates representing the Restricted Stock shall be registered in the Participant's name and bear a restrictive legend to the effect that ownership of such Restricted Stock, and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms, and conditions provided in the Plan and the applicable Award Agreement. Such certificates shall be deposited by the recipient with the Secretary of the Company or such other officer or agent of the Company as may be designated by the Committee, together with all stock powers or other instruments of assignment, each endorsed in blank, which will permit transfer to the Company of all or any portion of the Restricted Stock which shall be forfeited in accordance with the Plan and the applicable Award Agreement.
ARTICLE VI

DEFERRED STOCK UNIT AWARDS

6.1    Authority to Grant Deferred Stock Unit Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant Deferred Stock Unit Awards under the Plan to eligible persons in such amounts and upon such terms as the Committee shall determine. The amount of and the vesting, transferability and forfeiture restrictions applicable to any Deferred Stock Unit Award shall be determined by the Committee in its sole discretion. The Committee shall maintain a bookkeeping ledger account which reflects the number of Deferred Stock Units credited under the Plan for the benefit of a Participant.

6.2    Deferred Stock Unit Award. A Deferred Stock Unit Award shall be similar in nature to a Restricted Stock Award except that no shares of Stock (or equivalent value in cash) are actually transferred to the Participant until a later date specified in the applicable Award Agreement. Each Deferred Stock Unit shall have a value equal to the Fair Market Value of a share of Stock.

6.3    Deferred Stock Unit Award Agreement. Each Deferred Stock Unit Award shall be evidenced by an Award Agreement that contains any Substantial Risk of Forfeiture, vesting, transferability and forfeiture restrictions, form and time of payment provisions and other provisions not inconsistent with the Plan as the Committee may specify.

6.4    Dividend Equivalents. An Award Agreement for a Deferred Stock Unit Award may specify that the Participant shall be entitled to the payment of Dividend Equivalents under the Award. Any Dividend Equivalents paid under an Award shall be subject to restrictions and a Substantial Risk of Forfeiture to the same extent as the Award with respect to which such Dividend Equivalents are to be paid.

6.5    Form of Payment Under Deferred Stock Unit Award. Payment under a Deferred Stock Unit Award shall be made in cash, shares of Stock or any combination thereof, as specified in the applicable Award Agreement.

6.6    Time of Payment Under Deferred Stock Unit Award. A Participant's payment under a Deferred Stock Unit Award shall be made at such time as is specified in the applicable Award Agreement. The Award Agreement shall specify that the payment will be made (a) by a date that is no later than the date that is two and one-half (2 1/2) months after the end of the calendar year in which the Deferred Stock Unit Award payment is no longer subject to a Substantial Risk of Forfeiture or (b) at a time that is permissible under Section 409A.

6.7    Participant’s Rights as Shareholder. Each recipient of a Deferred Stock Unit Award shall have no rights of a shareholder with respect to the Participant's Deferred Stock Units. A Participant shall have no voting rights with respect to any Deferred Stock Unit Awards.

ARTICLE VII

CASH‑BASED AWARDS, PERFORMANCE STOCK AWARDS
AND PERFORMANCE UNIT AWRDS

7.1    Authority to Grant Cash‑Based Awards, Performance Stock Awards and Performance Unit Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant Cash‑Based Awards (including PAUs), Performance Stock Awards and Performance Unit Awards under the Plan to eligible persons in such amounts and upon such terms as the Committee shall determine. A Cash‑Based Award, including a PAU, is an Award denominated in cash subject to the attainment of applicable Performance Goals. A Performance Stock Award is similar to a Restricted Stock Award but is subject to attainment of the applicable Performance Goals. A Performance Unit Award is similar to a Deferred Stock Unit Award but is subject to attainment of the applicable Performance Goals. The amount of and the vesting, transferability and forfeiture restrictions applicable to any Cash‑Based Award, Performance Stock Award or Performance Unit Award shall be based upon the attainment of such Performance Goals as the Committee may determine. If the Committee imposes vesting, transferability and forfeiture restrictions on a Participant’s rights with respect to a Performance Stock Award or Performance Unit Award, the Committee may issue such instructions to the Company's share transfer agent in connection therewith as it deems appropriate. The Committee may also cause the certificate for shares of Stock issued pursuant to a Performance Stock Award or Performance Unit Award to be imprinted with any legend which counsel for the Company considers advisable with respect to the restrictions or, should the shares of Stock be represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the shares of Stock as counsel for the Company considers necessary or advisable.

7.2    Performance Goals and Performance Criteria.

(a)    A Performance Goal must be objective such that a third party having knowledge of the relevant facts could determine whether the goal is met. Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the general Performance Goals set forth in this Section 7.2, the Performance Goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to one or more of the following Performance Goals, which may be based on one or more business criteria that apply to the Employee, or one or more business units, subsidiaries, divisions, departments, regions, segments, products, or functions of the Company or its Affiliates, or the Company as a whole: earnings, return on capital, revenue, premiums, net income, earnings per share, combined ratio, loss ratio, expense ratio, assets, equity, cash flows, stock price, total shareholders' return, policies in force, or any other performance goal approved by the shareholders of the Company in accordance with Section 162(m) of the Code. A Performance Goal may also be based on performance relative to a peer group of companies. Unless otherwise stated, a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). Performance Goals that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles ("GAAP") or financial metrics that are based on, or able to be derived from GAAP, and may be adjusted when established (or to the extent permitted under Section 162(m) of the Code, at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP.

(b)    Performance Goals may be measured (a) on a per share, per capita, per unit, per employee, per customer or other objective basis established by the Committee, (b) on a pre-tax or after-tax basis, or (c) on an absolute basis or in relative terms (including, but not limited to, the passage of time and/or against other companies, financial metrics and/or an index). With respect to Participants who are not Covered Employees and who, in the Committee's judgment, are not likely to be Covered Employees at any time during the applicable Performance Period or during any period in which any Cash‑Based Award (including a PAU), Performance Stock Award or Performance Unit Award may be paid following a Performance Period, the performance goals established for the Performance Period may consist of any objective or subjective corporate-wide or subsidiary, division, operating unit or individual measures, whether or not listed herein and such performance goals shall be subject to such other special rules and conditions as the Committee may establish at any time.

(c)    At the time the Committee establishes the terms and conditions of the applicable Performance Goal for an Award to a Covered Employee intended to satisfy the requirements of Section 162(m) of the Code, the Committee may, in the Committee's discretion, provide that amounts relating to or arising from one or more of the following, as objectively defined by the Committee, may be included or excluded on a non-discretionary basis to the extent permitted by Section 162(m) of the Code:

(i)    unusual, infrequently occurring or non-recurring events affecting the Company and/or its Affiliates;

(ii)    changes in applicable tax laws;

(iii)	changes in accounting principles;

(iv)	changes related to restructured or discontinued operations;

(v)	restatement of prior financial results; and

(vi)
any other unusual, infrequently occurring or non-recurring gain or loss including those described in the Financial Accounting Standards Board's authoritative guidance, footnotes to the Company’s financial statements, in management's discussion and analysis of financial condition and results of operations appearing in the Company's reports on Form 10-K, 10-Q or 8-K for the applicable year and/or appearing in a press release reporting the Company's earnings for any fiscal period.

Each of the adjustments described above may relate to the Company as a whole or any part of the Company's business or operations.

(d)    Prior to the payment of any compensation based on the achievement of Performance Goals, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Cash‑Based Award (including a PAU), Performance Stock Award or Performance Unit Award made pursuant to the Plan shall be determined by the Committee. In the case of any Award to a Covered Employee that is intended to satisfy the requirements of Section 162(m) of the Code, the Plan, such Award and the Award Agreement for such Award will be construed and administered to the maximum extent permitted by law in a manner consistent with satisfying the requirements of Section 162(m) of the Code.

7.3    Time of Establishment of Performance Goals. With respect to a Covered Employee, a Performance Goal for a particular Cash‑Based Award (including a PAU), Performance Stock Award or Performance Unit Award must be established by the Committee prior to the earlier to occur of (a) 90 days after the commencement of the period of service to which the Performance Goal relates or (b) the lapse of 25 percent of the period of service, and in any event while the outcome is substantially uncertain.

7.4    Written Agreement. Each Cash‑Based Award (including a PAU), Performance Stock Award or Performance Unit Award shall be evidenced by an Award Agreement that contains any vesting, transferability and forfeiture restrictions and such other provisions not inconsistent with the Plan as the Committee may specify.

7.5    Form and Time of Payment Under Cash‑Based Award. Payment under a Cash‑Based Award (including a PAU), shall be made in cash. A Participant's payment under a Cash‑Based Award shall be made at such time as is specified in the applicable Award Agreement. The Award Agreement shall specify that the payment will be made (a) by a date that is no later than the date that is two and one-half (2 1/2) months after the end of the calendar year in which the Cash‑Based Award payment is no longer subject to a Substantial Risk of Forfeiture or (b) at a time that is permissible under Section 409A.

7.6    Form and Time of Payment Under Performance Unit Award. Payment under a Performance Unit Award shall be made in cash, shares of Stock or any combination thereof, as specified in the applicable Award Agreement. A Participant's payment under a Performance Unit Award shall be made at such time as is specified in the applicable Award Agreement. The Award Agreement shall specify that the payment will be made (a) by a date that is no later than the date that is two and one-half (2 1/2) months after the end of the calendar year in which the Performance Unit Award payment is no longer subject to a Substantial Risk of Forfeiture or (b) at a time that is permissible under Section 409A.

7.7    Participant's Rights as Shareholder With Respect to a Performance Stock Award. Subject to the terms and conditions of the Plan and the applicable Award Agreement, a Participant who has been granted a Performance Stock Award shall have all the rights of a shareholder with respect to the shares of Stock issued to the Participant pursuant to the Award during any period in which such issued shares of Stock are subject to forfeiture and restrictions on transfer, including, the right to vote such shares of Stock; provided, however, that the Participant shall not receive payment of dividends until and only to the extent that the Performance Goals applicable to such Award are satisfied.

7.8    Increases Prohibited. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, none of the Committee, the Board, the Company or any Affiliate may increase the amount of compensation payable under a Cash‑Based Award (including a PAU), Performance Stock Award or Performance Unit Award with respect to Participants of such Awards who are Covered Employees or who, in the Committee's judgment, are likely to be Covered Employees. The Committee may adjust downward, but not upward, the amount payable pursuant to such Awards, and the Committee may not waive the achievement of the applicable Performance Goals, except in the case of a change in ownership or control of the Company (as defined for purposes of Section 162(m) of the Code) or the death or Disability of the Participant. If the time at which a Cash‑Based Award (including a PAU), Performance Stock Award or Performance Unit Award will vest or be paid is accelerated for any reason, the number of shares of Stock subject to, or the amount payable under, the Cash‑Based Award, Performance Stock Award or Performance Unit Award shall be reduced to the extent required under Department of Treasury Regulation § 1.162-27(e)(2)(iii) to reasonably reflect the time value of money.

7.9    Shareholder Approval. No payments of Stock or cash will be made to a Covered Employee pursuant to this Article VII unless the shareholder approval requirements of Department of Treasury Regulation § 1.162-27(e)(4) are satisfied.

7.10    Dividend Equivalents. An Award Agreement for a Performance Unit Award may specify that the Participant shall be entitled to the payment of Dividend Equivalents under the Award; provided, however, that the Participant shall not receive payment of such Dividend Equivalents until and only to the extent that the Performance Goals applicable to such Award are satisfied.

ARTICLE VIII

OTHER STOCK-BASED AWARDS

8.1    Authority to Grant Other Stock-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant other types of equity-based or equity-related Awards not otherwise described by the terms and provisions of the Plan (including the grant or offer for sale of unrestricted shares of Stock) under the Plan to eligible persons in such number and upon such terms as the Committee shall determine. Such Awards may involve the transfer of actual shares of Stock to Participants, or payment in cash or otherwise of amounts based on the value of shares of Stock.

8.2    Value of Other Stock-Based Award. Each Other Stock-Based Award shall be expressed in terms of shares of Stock or units based on shares of Stock, as determined by the Committee.

8.3    Written Agreement. Each Other Stock-Based Award shall be evidenced by an Award Agreement that contains any vesting, transferability and forfeiture restrictions and other provisions not inconsistent with the Plan as the Committee may specify.

8.4    Payment of Other Stock-Based Award. Payment, if any, with respect to an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash, shares of Stock or any combination thereof, as the Committee determines.

8.5    Time of Payment of Other Stock-Based Award. A Participant's payment under an Other Stock-Based Award shall be made at such time as is specified in the applicable Award Agreement. The Award Agreement shall specify that the payment will be made (a) by a date that is no later than the date that is two and one-half (2 1/2) months after the end of the calendar year in which the Other Stock-Based Award payment is no longer subject to a Substantial Risk of Forfeiture or (b) at a time that is permissible under Section 409A.

ARTICLE IX

SUBSTITUTION AWARDS

Awards may be granted under the Plan from time to time in substitution for stock options and other awards held by employees of other entities who are about to become Employees, or whose employer is about to become an Affiliate as the result of a merger or consolidation of the Company or an Affiliate with another corporation, or the acquisition by the Company of substantially all the assets of another corporation, or the acquisition by the Company of at least fifty percent (50%) of the issued and outstanding stock of another corporation as the result of which such other corporation will become a subsidiary of the Company. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in the Plan to such extent as the Board at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

ARTICLE X

ADMINISTRATION

10.1    Awards. The Plan shall be administered by the Committee or, in the absence of the Committee, the Plan shall be administered by the Board. The members of the Committee (that is not itself the Board) shall serve at the discretion of the Board. The Committee shall have full and exclusive power and authority to administer the Plan and to take all actions that the Plan expressly contemplates or are necessary or appropriate in connection with the administration of the Plan with respect to Awards granted under the Plan.

10.2    Authority of the Committee.

(a)    The Committee shall have full and exclusive power to interpret and apply the terms and provisions of the Plan and Awards made under the Plan, and to adopt such rules, regulations and guidelines for implementing the Plan as the Committee may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of the Plan. A majority of the members of the Committee shall constitute a quorum for the transaction of business relating to the Plan or Awards made under the Plan, and the vote of a majority of those members present at any meeting shall decide any question brought before that meeting. Any decision or determination reduced to writing and signed by a majority of the members shall be as effective as if it had been made by a majority vote at a meeting properly called and held. All questions of interpretation and application of the Plan, or as to Awards granted under the Plan, shall be subject to the determination, which shall be final and binding, of a majority of the whole Committee. No member of the Committee shall be liable for any act or omission of any other member of the Committee or for any act or omission on his or her own part, including the exercise of any power or discretion given to him or her under the Plan, except those resulting from his or her own willful misconduct. In carrying out its authority under the Plan, the Committee shall have full and final authority and discretion, including the following rights, powers and authorities to: (i) determine the persons to whom and the time or times at which Awards will be made; (ii) determine the number and exercise price of shares of Stock covered in each Award subject to the terms and provisions of the Plan; (iii) determine the terms, provisions and conditions of each Award, which need not be identical; (iv) prescribe, amend and rescind rules and regulations relating to administration of the Plan; and (v) make all other determinations and take all other actions deemed necessary, appropriate or advisable for the proper administration of the Plan.

(b)    The Committee may make an Award to an individual who the Company expects to become an Employee of the Company or any of its Affiliates within three (3) months after the date of grant of the Award, with the Award being subject to and conditioned on the individual actually becoming an Employee within that time period and subject to other terms and conditions as the Committee may establish.

(c)    The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award to a Participant in the manner and to the extent the Committee deems necessary or desirable to further the Plan’s objectives. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan.

(d)    The Committee may employ attorneys, consultants, accountants, agents, and other persons, any of whom may be an Employee, and the Committee, the Company, and its officers shall be entitled to rely upon the advice, opinions, or valuations of any such person. As permitted by law and the terms and provisions of the Plan, the Committee may delegate to one or more of its members or to one or more officers of the Company or its Affiliates or other Employees or to one or more agents or advisors such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan.

10.3    Decisions Binding. All determinations and decisions made by the Committee or the Board, as the case may be, pursuant to the provisions of the Plan and all related orders and resolutions of the Committee or the Board, as the case may be, shall be final, conclusive and binding on all persons, including the Company, its Affiliates, its shareholders, Participants and the estates and beneficiaries of Participants.

10.4    No Liability. Under no circumstances shall the Company, its Affiliates, the Board or the Committee incur liability for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company's, its Affiliates', the Committee's or the Board’s roles in connection with the Plan.

ARTICLE XI

AMENDMENT OR TERMINATION
OF PLAN OR AWARD AGREEMENT

11.1    Amendment, Modification, Suspension, and Termination of the Plan. Subject to Section 11.3, the Board may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan, provided, however, no amendment of the Plan shall be made without shareholder approval if shareholder approval is required by applicable law or stock exchange rules.

11.2    Amendment, Modification, Suspension, and Termination of Award Agreement. Subject to Section 11.3, the Committee may, in its discretion and at any time and from time to time, alter, amend, modify, suspend, or terminate any Award Agreement in whole or in part in any manner that it deems appropriate and that is consistent with the terms of the Plan or necessary to implement the requirements of the Plan.

11.3    Awards Previously Granted. Except as expressly provided otherwise under the Plan (including Sections 4.7, 4.8 and 4.9), no alteration, amendment, modification, suspension or termination of the Plan or an Award Agreement shall adversely affect in any material manner any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

ARTICLE XII

MISCELLANEOUS

12.1    Unfunded Plan/No Establishment of a Trust Fund. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or any of its Affiliates may make to aid in meeting obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts, except as expressly set forth in the Plan. No property shall be set aside nor shall a trust fund of any kind be established to secure the rights of any Participant under the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

12.2    No Employment Obligation. The granting of any Award shall not constitute an employment contract, express or implied, and shall not impose upon the Company or any Affiliate any obligation to employ or continue to employ any Participant. The right of the Company or any Affiliate to terminate the employment of any person shall not be diminished or affected by reason of the fact that an Award has been granted to him or her, and nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or its Affiliates to terminate any Participant’s employment at any time or for any reason not prohibited by law.

12.3    Tax Withholding. The Company or any Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction or event involving an Award, or to require a Participant to remit to the Company an amount in cash or other property (including Stock) to satisfy such withholding before taking any action with respect to an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, up to the statutory rate allowed to avoid any adverse accounting consequences for such withholding. The Company can delay the delivery to a Participant under any Award to the extent necessary to allow the Company to determine the amount of withholding to be collected and to collect and process such withholding.

12.4    Gender and Number. If the context requires, words of one gender when used in the Plan shall include the other and words used in the singular or plural shall include the other.

12.5    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.6    Headings. Headings of Articles and Sections are included for convenience of reference only and do not constitute part of the Plan and shall not be used in construing the terms and provisions of the Plan.

12.7    Other Compensation Plans. The adoption of the Plan shall not affect any other option, incentive or other compensation or benefit plans in effect for the Company or any Affiliate, nor shall the Plan preclude the Company from establishing any other forms of incentive compensation arrangements for Employees.

12.8    Other Awards. The grant of an Award shall not confer upon the Participant the right to receive any future or other Awards under the Plan, whether or not Awards may be granted to similarly situated Participants, or the right to receive future Awards upon the same terms or conditions as previously granted.

12.9    Law Limitations/Governmental Approvals. The granting of Awards and the issuance of shares of Stock under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.10    Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for shares of Stock issued under the Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and (b) completion of any registration or other qualification of the Stock under any applicable law or ruling of any governmental body that the Company determines to be necessary or advisable.

12.11    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any shares of Stock hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such shares of Stock as to which such requisite authority shall not have been obtained.

12.12    Investment Representations. The Committee may require any person receiving Stock pursuant to an Award under the Plan to represent and warrant in writing that the person is acquiring the shares of Stock for investment and without any present intention to sell or distribute such Stock.

12.13    No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, additional Awards, or other property shall be issued or paid in lieu of fractional shares of Stock or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

12.14    Interpretation. The term "including" means "including without limitation". The term "or" means "and/or" unless clearly indicated otherwise. The term "vest" includes the lapse of restrictions on Awards, including forfeiture restrictions. Reference herein to a "Section" shall be to a section of the Plan unless indicated otherwise.

12.15    Governing Law; Venue. The provisions of the Plan and the rights of all persons claiming thereunder shall be construed, administered and governed under the laws of the State of Ohio, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the sole and exclusive jurisdiction and venue of the federal or state courts of the State of Ohio to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.